Filed Pursuant to Rule 433(d)

Registration Statement No. 333-132243-01

May 9, 2006

Pricing Term Sheet

Issuer:	Tampa Electric Company
Principal Amount:	$250,000,000
Maturity:	May 15, 2036
Coupon:	6.55%
Initial Price to Public:	99.375% per Note
Yield to maturity:	6.598%
Spread to Benchmark Treasury:	+1.30%
Benchmark Treasury:	February 2031
Benchmark Treasury Yield:	5.298%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2006
Redemption Provisions:
Make-whole call	At any time at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; May 12, 2006
Ratings*(Moody’s/S&P/Fitch):	Baa2/BBB-/BBB+
CUSIP:	875127 AV 4
Joint Book-running Managers	Citigroup, JPMorgan, Morgan Stanley
Co-Managers	BNP Paribas, BNY Capital Markets, Inc., HSBC, Societe Generale, Wedbush Morgan Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets, Inc. at 1-877-858-5407, J.P. Morgan Securities, Inc. at 212-834-4533 or Morgan Stanley at 1-866-718-1649.

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